Exhibit 5.1

SILICON VALLEY OFFICE • 1755 EMBARCADERO ROAD • PALO ALTO, CALIFORNIA 94303

TELEPHONE: +1.650.739.3939 • FACSIMILE: +1.650.739.3900

November 1, 2018

Synaptics Incorporated

1251 McKay Drive

San Jose, California 95131

Re:     Registration Statement on Form S-8 Filed by Synaptics Incorporated

Ladies and Gentlemen:

We have acted as counsel for Synaptics Incorporated, a Delaware corporation (the “Company”), in connection with the Company’s Amended and Restated 2010 Incentive Compensation Plan (as amended, the “Plan”) and the Company’s Amended and Restated 2010 Employee Stock Purchase Plan (as amended, the “ESPP”). In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion.

Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that (i) the additional 1,400,000 shares (the “Plan Shares”) of common stock, par value $0.001 per share, of the Company (“Common Stock”) that may be issued or delivered and sold pursuant to the Plan and the authorized forms of stock option, restricted stock or other applicable award agreements thereunder (the “Award Agreements”) will be, when issued or delivered and sold in accordance with the Plan and the Award Agreements, validly issued, fully paid and nonassessable, provided that the consideration for the Plan Shares is at least equal to the stated par value thereof; and (ii) the additional 206,798 shares (the “ESPP Shares”) of Common Stock that may be issued or delivered and sold pursuant to the ESPP will be, when issued or delivered and sold in accordance with the ESPP, validly issued, fully paid and nonassessable, provided that the consideration for the ESPP Shares is at least equal to the stated par value thereof.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinion expressed herein. In addition, we have assumed that the resolutions authorizing the Company to issue or deliver and sell the Plan Shares and ESPP Shares pursuant to the Plan and the Award Agreements, and the ESPP, respectively, will be in full force and effect at all times at which the Plan Shares and ESPP Shares are issued or delivered and sold by the Company, and that the Company will take no action inconsistent with such resolutions. In rendering the opinion above, we have assumed that each award under the Plan will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors.

ALKHOBAR • AMSTERDAM • ATLANTA • BEIJING • BOSTON • BRISBANE • BRUSSELS • CHICAGO • CLEVELAND • COLUMBUS • DALLAS

DETROIT • DUBAI • DÜSSELDORF • FRANKFURT • HONG KONG • HOUSTON • IRVINE • JEDDAH • LONDON • LOS ANGELES • MADRID

MEXICO CITY • MIAMI • MILAN • MINNEAPOLIS • MOSCOW • MUNICH • NEW YORK • PARIS • PERTH • PITTSBURGH • RIYADH

SAN DIEGO • SAN FRANCISCO • SÃO PAULO • SHANGHAI • SILICON VALLEY • SINGAPORE • SYDNEY • TAIPEI • TOKYO • WASHINGTON

November 1, 2018

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect the registration of the Shares under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day